Exhibit 99.1

PRESS RELEASE | February 25, 2022 | NASDAQ: PLL

Piedmont Lithium Announces Senior Management Changes

BELMONT, N.C., February 25, 2022 – Piedmont Lithium Inc. (“Piedmont” or the “Company”) (NASDAQ: PLL; ASX: PLL), a leading, diversified developer of lithium resources required to enable the U.S. electric vehicle supply chain, today announced two senior management changes. David Klanecky, Piedmont’s Chief Operating Officer, has accepted the position of Chief Executive Officer of Retriev Technologies, the largest most diverse lithium-ion battery processer in North America. Mr. Klanecky will continue to work as a member of Piedmont’s external Technical Advisory Board, and Community Foundation. “David has been a great teammate and I’m happy for him to have received this opportunity to be CEO of Retriev, a private company with sizeable existing operations and an exciting growth path,” said Piedmont CEO, Keith Phillips. Mr. Phillips added, “We are pleased to have David continue his association with the Company as both a strategic advisor and as a member of our Community Foundation, something he has been passionately involved in developing.”

Piedmont’s Chief Development Officer, Mr. Patrick Brindle, will assume the role of Chief Operating Officer going forward. Mr. Brindle joined Piedmont in January 2018 and has led the Company’s technical and strategic efforts over the past four years, including advancing the Company’s flagship Carolina Lithium Project and leading Piedmont’s strategic investments in Sayona Mining in Quebec and Atlantic Lithium in Ghana. Mr. Phillips commented, “Patrick is an exceptional talent who is deeply passionate about building North America’s largest and most sustainable lithium hydroxide business. Having helped create our world-class and geographically diversified asset base, Patrick is uniquely positioned within our team to lead a transformation of Piedmont Lithium from a development stage company into production and operations on the most practically achievable timelines possible.

Our mission in 2022 is the successful execution of our near-term goals including advancing permits and approvals for our flagship Carolina Lithium Project, expanding our business plans to produce 60,000 tons per year of lithium hydroxide with a second lithium conversion plant, bringing our North American Lithium mine back into production with our partner Sayona Mining, and completing a feasibility study at Atlantic Lithium’s Ewoyaa Project in Ghana.

We have grown from a team of four employees two years ago to 30 today, including a deep technical team. We are also blessed with strong partners at our businesses in Canada and Ghana, which are both pursuing accelerated development schedules to capitalize on strong lithium market conditions. With Sayona Mining projecting first production from the restart of North American Lithium in 2023, Atlantic Lithium planning first production at the Ewoyaa project in 2024, and our own projects advancing towards their construction decisions, Piedmont Lithium’s future is positively electric.”

For further information, contact:
Keith Phillips
President & CEO
T: +1 973 809 0505
E: kphillips@piedmontlithium.com

Brian Risinger
VP – Investor Relations and Corporate Communications
T: +1 704 910 9688
E: brisinger@piedmontlithium.com

About Piedmont Lithium

Piedmont Lithium (Nasdaq: PLL; ASX: PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. The centerpiece of our operations, Carolina Lithium, is located in the renowned Carolina Tin-Spodumene Belt of North Carolina. Combining our U.S. assets with equally strategic and in-demand mineral resources, and production assets in Quebec and Ghana, positions us to be one of the largest, lowest cost, most sustainable producers of battery-grade lithium hydroxide in the world. We will also be the most strategically located to best serve the fast-growing North American electric vehicle supply chain. The unique geology, geography and proximity of our resources, production operations and customer base, will allow us to deliver valuable continuity of supply of a high-quality, sustainably produced lithium hydroxide from spodumene concentrate, preferred by most EV manufacturers. Our diversified operations will enable us to play a pivotal role in supporting America’s move toward decarbonization and the electrification of transportation and energy storage. For more information, visit www.piedmontlithium.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development, and construction activities; current plans for Piedmont’s mineral and chemical processing projects; strategy; and expectations regarding permitting. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont will be unable to commercially extract mineral deposits, (ii) that Piedmont’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to Sayona Quebec and Atlantic Lithium, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this presentation and actual events, results, performance, and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this presentation. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.